Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California Municipal Money Market Fund and Spartan California Municipal Money Market Fund, of our report dated April 4, 2003 on the financial statements and financial highlights included in the February 28, 2003 Annual Report to Shareholders of Fidelity California Municipal Money Market Fund and Spartan California Municipal Money Market Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 2003